UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Florida Rock Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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This filing relates to the announced acquisition of Florida Rock Industries, Inc. (“Florida Rock”) by Vulcan Materials Company (“Vulcan Materials”) pursuant to the terms of the Agreement and Plan of Merger, dated as of February 19, 2007, as amended on April 9, 2007, by and among Vulcan Materials, Florida Rock, Virginia Holdco, Inc., Virginia Merger Sub, Inc. and Fresno Merger Sub, Inc.
Important Information
This document may be deemed to be solicitation material in respect of the proposed business combination of Florida Rock and Vulcan Materials. In connection with the proposed transaction, a registration statement on Form S-4 was filed by Virginia Holdco, Inc., a wholly-owned subsidiary of Vulcan Materials, with the SEC on July 13, 2007 (Registration No. 333-142060), containing a definitive proxy statement/prospectus and other documents filed by Vulcan Materials and Florida Rock. SHAREHOLDERS OF FLORIDA ROCK ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT IS PART OF THE REGISTRATION STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus has been mailed to shareholders of Florida Rock. Investors and security holders may obtain the documents free of charge at the SEC’s website, www.sec.gov, from www.vulcanfloridarock.com, www.vulcanmaterials.com or www.flarock.com.
Vulcan Materials, Florida Rock and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding Vulcan Materials’ directors and executive officers is available in Vulcan Materials’ proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 11, 2007, and information regarding Florida Rock’s directors and executive officers is available in Florida Rock’s proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on December 27, 2006. Additional information, if any, regarding the interests of such potential participants has been included in the proxy statement/prospectus and the other relevant documents filed with the SEC.
Forward-Looking Statements
Investors are cautioned that any statements in this transcript which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions, competitive factors, political, economic, regulatory and weather conditions, pricing, government spending levels on transportation projects, interest rate changes, energy and transportation costs and technological contingencies. Additional information regarding these and other risk factors and uncertainties may be found in Florida Rock’s filings with the Securities and Exchange Commission.

On July 17, 2007, Florida Rock hosted a conference call regarding recent developments in its Lake Belt litigation. A webcast of the conference call is available via the Internet through Conference America, Inc.’s website at http://www.yourcall.com/real/players/frk071607.ram and through Florida Rock’s website at http://www.flarock.com.
Set forth below are excerpts from the conference call pertaining to the proposed transaction between Florida Rock and Vulcan Materials:
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THE OPERATOR: Our next question comes from Brian Hennessey with Tribeca Management.
BRIAN HENNESSEY: Yes. (Unintelligible) this ruling is carved out of the MAC definition, so there is no impact of the merger regardless of the outcome of the appeal; is that correct?
JOHN BAKER: That’s what we think.
BRIAN HENNESSEY: Okay. What is Vulcan’s reaction to this ruling? I mean, are they disappointed because this removes 5 percent of their — of your reserve capacity in the short-term, or are they more excited about the pricing impact?
JOHN BAKER: To be honest with you, we have not discussed what their — I reported to Don James what has happened, and we didn’t go into whether he was excited or what his strategy was. I mean, we’re still competitors at this point.
BRIAN HENNESSEY: One last question. Can you give us an update on the HSR process? Is it pretty much still bogged down in the market definition issues, or is it just going to take a little bit longer to get approval or —
JOHN BAKER: We have gotten a second request during the process of complying, and the lawyers have asked me not to try to detail to you all the status of those negotiations because it might prejudice us. So let me just leave it at that.
BRIAN HENNESSEY: Thank you.
THE OPERATOR: Thank you, sir.
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THE OPERATOR: We do have another question from Michael Lewittes with JL Advisors.
MICHAEL LEWITTES: You might have said this and I might have missed it. I apologize. The rocks that Vulcan brings in from the Yucatan once the merger closes, is that of the same type of rock that you’ll be able to substitute that?
JOHN BAKER: It’s not exactly the same, but for most concrete purposes, it is adequate.

MICHAEL LEWITTES: Okay. Thank you.
THE OPERATOR: Thank you. Our next question comes from Tim Miller with George Weiss & Associates.
TIM MILLER: Hi. I’m hoping that — you had talked a little bit about the merger with VMC. I was hoping that you could expand on it a little bit. It strikes me that the long-term pricing pressure is of more interest to the VMC rather than a detriment to the deal.
JOHN BAKER: That has to be your speculation and not mine.
TIM MILLER: Sure. Sure. But I guess, you know, my question is more generic, that how — I guess, how do you see the ruling impacting the closure of the deal, you know, before the end of the year?
JOHN BAKER: I don’t think the ruling will have any effect on the closing of the deal.
TIM MILLER: Thank you.
THE OPERATOR: Thank you.
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